Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of United America Indemnity, Ltd. our report dated March 15, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of United America Indemnity, Ltd. and its subsidiaries and our report dated February 16, 2004 relating to the financial statements and financial statement schedules of Wind River Investment Corporation and its subsidiaries for the period January 1, 2003 through September 5, 2003 and for the year ended December 31, 2002, which appear in the Annual Report for United America Indemnity, Ltd. on Form 10-K filed on March 16, 2005 for the year ended December 31, 2004.

/s/PricewaterhouseCoopers LLP
Philadelphia, PA
May 19, 2005